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                                                                     EXHIBIT 5.1

                                October 31, 2002




Center Bancorp, Inc.
2455 Morris Avenue
Oak Ridge, NJ  07437

Ladies and Gentlemen:

         You have requested our opinion, as your counsel, in connection with the filing by Center Bancorp, Inc. (the "Company") of a Registration Statement on Form S-3 covering the registration of 200,000 additional shares of the Company's Common Stock, no par value (the "Common Stock"), in connection with the Center Bancorp, Inc. Automatic Dividend Reinvestment and Stock Purchase Plan (the "Plan").

         We have examined and relied upon originals or copies, authenticated or certified to our satisfaction, of all such corporate records of the Company, communications or certifications of public officials, certificates of officers, directors and representatives of the Company, and such other documents as we have deemed relevant and necessary as the basis of the opinions expressed herein. In making such examination, we have assumed the genuineness of all signatures, the authenticity of all documents tendered to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

         Based upon the foregoing and relying upon statements of fact contained in the documents which we have examined, we are of the opinion that the shares of Common Stock covered by the Registration Statement, will be, when issued in accordance with the terms of the Plan, legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and any amendment thereto, and to all references to our firm included in or made part of the Registration Statement.

Very truly yours,

/s/LOWENSTEIN SANDLER PC

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